Exhibit 99.1

Applied Nanotech Holdings, Inc. sets date for shareholder vote for proposed combination with Nanofilm, Ltd.

Austin, Texas and Valley View, Ohio – June 26, 2014 – Applied Nanotech Holdings, Inc. (OTCQB:APNT) (Applied Nanotech), a global leader in nanotechnology research and development, and NanoHolding Inc., the parent company of Nanofilm, Ltd. (Nanofilm), a private company with a leading market position for specialty optical coatings, cleaners and nano-composite products, today jointly announced that Applied Nanotech has been cleared to file its definitive proxy material with the Securities and Exchange Commission to effect the combination of their operations under a new publicly traded company called PEN Inc.

The primary purpose of the proxy material is to solicit the affirmative vote to approve the combination. The APNT Board of Directors has unanimously approved the combination, and unanimously recommends that shareholders vote "FOR" the transaction.

The Company expects to commence mailing of the definitive proxy materials to all shareholders on July 10, 2014, in preparation for an August 28, 2014, shareholder meeting in Dallas, Texas. Shareholders whose shares are held through a broker will receive proxy materials by the method they elected with their broker, either by mail or email. All other shareholders will receive proxy materials by mail.

APNT stockholders who have questions about the proxy materials or need assistance in submitting their proxy or voting their shares should contact Morrow & Co., LLC, which is assisting APNT, toll-free at 888-813-7566.

About APNT (OTCQB: APNT)

Applied Nanotech Holdings, Inc. (APNT) is an Austin, Texas-based global leader in nanotechnology research and development and has ongoing research programs and license agreements with product innovators around the world. For information about Applied Nanotech Holdings, Inc., please visit www.appliednanotech.net.

About Nanofilm, Ltd.

Nanofilm, Ltd. is a Valley View, Ohio private company that develops nano-layer coatings, nano-based cleaners, and nano-composite products. Nanofilm’s primary commercial products center around its unique eyecare glass cleaning and de-fogging products; other products include precision mold release treatments, stay-clean surface treatments for ceramic insulators, and scuff-resistant treatments for commercial dinnerware. For information about Nanofilm, please visit www.nanofilmtechnology.com.

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DISCLOSURE NOTICE: The information contained in this release is as of June 25, 2014. APNT and Nanofilm assume no obligation to update forward-looking statements contained in this release as the result of new information or future events or developments.

This release contains forward-looking information that involves substantial risks and uncertainties about the proposed merger of APNT and Nanofilm and their expectations regarding completion of the merger and their ability to expand, develop and enhance new products. Such risks and uncertainties include, among other things, the uncertainty regarding the completion of bridge financing, conversion of certain APNT debt into equity, approval by the respective shareholders of APNT and NanoHolding Inc., and market acceptance of products using their technologies.

A further description of risks and uncertainties regarding APNT’s business can be found in its Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and in its reports on Form 10-Q and Form 8-K.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the merger of APNT and Nanofilm discussed in this press release, APNT has filed a proxy statement and relevant documents concerning the transaction with the Securities and Exchange Commission (“SEC”). The definitive proxy statement and a form of proxy are being mailed to the APNT stockholders. SECURITY HOLDERS OF APNT ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders can obtain free copies of the proxy statement and other relevant documents filed with the SEC from the SEC’s website at www.sec.gov. APNT shareholders can also obtain free copies of the proxy statement and other relevant documents by contacting our Investor Relations Department, 3006 Longhorn Boulevard, Suite 107, Austin, Texas 78758 (Telephone: (512) 339-5020) or from APNT’s website, appliednanotech.net.

APNT and its directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed merger of APNT and Nanofilm. Information regarding our directors and executive officers is available in our Annual Report on Form 10-K for the year ended December 31, 2013, which was filed with the SEC on February 25, 2014, and the proxy statement and other relevant materials to be filed with the SEC in connection with these matters. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available.

Contact Information:

Lynn Lilly

Director of Communication

Nanofilm, Ltd.

llilly@nanofilmtechnology.com

(216) 447 – 1199 ext. 119

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